EXHIBIT 5.1

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

August 10, 2009

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Scientific Games Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2003 Incentive Compensation Plan, as amended and restated (as the same may be further amended from time to time, the “Plan”).

For purposes of the opinion expressed in this letter, I have examined copies of the Registration Statement, the Plan, the Certificate of Incorporation and Bylaws of the Company, records of the corporate proceedings of the Company and such other documents and records of the Company as I have deemed necessary or appropriate as a basis for such opinion. In making my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as photostatic or conformed copies.

I am admitted to practice law in the States of New York and Illinois, and the District of Columbia, and am not a member of the Bar of any other state.  For purposes of the opinion expressed in this letter, I do not hold myself out as expert on, nor am I in rendering the opinion expressed herein passing on, the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing, and having regard to such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I own 43,742 shares of Common Stock, 107,094 shares of Common Stock underlying unvested restricted stock units, and options to purchase 295,605 shares of Common Stock.

I hereby consent to the inclusion of this letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.  In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ira H. Raphaelson
Ira H. Raphaelson